Registration No. 333-__________

As filed with the Securities and Exchange Commission on February 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Utah	87-0401551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 West Parkway Boulevard

Salt Lake City, Utah 84119-2331

(Address, including zip code, of registrant’s principal executive offices)

FRANKLIN COVEY CO. 2022 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Stephen D. Young

Chief Financial Officer

Franklin Covey Co.

2200 West Parkway Boulevard

Salt Lake City, Utah 84119-2331

(801) 817-1776

(Name, address and telephone number, including area code, of agent for service of process)

Copy to:

David Marx

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, Utah 84111

(801) 933-7363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Franklin Covey Co. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2021;

(c)

the Company’s Current Reports on Form 8-K filed with the SEC on September  20, 2021, October  26, 2021, December  22, 2021, and January 14, 2022, and Form 8-K/A filed with the SEC on September 1, 2021; and

(d)

the description of the Company’s Common Stock, par value $0.05 per share, as contained in the Registration Statement on Form  8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of the Company’s common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K/A for the fiscal year ended August 31, 2019, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding, if: (a) his conduct was in good faith, (b) he reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 16-10a-908 of the Revised Act provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him against the same liability under Section 902, 903, or 907 of the Revised Act.

Section 16-10a-909 of the Revised Act provides that a provision treating a corporation’s indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles of incorporation.

Section 16-10a-841 of the Revised Act provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

The Company’s Bylaws, as amended and restated, provide that the Company may, to the maximum extent and in the manner permitted by the Revised Act, indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee, fiduciary, or agent of the corporation, against liability incurred in the proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s Bylaws further provide that the Company shall indemnify a director or officer of the Company who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he or she was a party because he or she is or was a director or officer of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

The Company’s Amended and Restated Articles of Incorporation provide that to the fullest extent permitted by the Revised Act or pursuant to any successor statute with similar effect, no director shall be liable to the Company or its shareholders for monetary damages. In addition, the Company is authorized to indemnify directors and officers of the Company to the fullest extent permitted under applicable law.

Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporated by Reference	Filed Herewith
4.1	Articles of Restatement dated March 4, 2005 amending and restating the Company’s Articles of Incorporation	(1)

4.2	Amendment to Amended and Restated Articles of Incorporation of Franklin Covey (Appendix C)	(2)

4.3	Amended and Restated Bylaws of Franklin Covey Co.	(3)

4.4	Specimen Form of Stock Certificate for Common Stock	(4)

5.1	Opinion of Dorsey & Whitney LLP		*

23.1	Consent of Independent Registered Public Accounting Firm		*

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)		*

24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement)		*

99.1	Franklin Covey Co. 2022 Omnibus Incentive Plan	(5)

107	Filing Fee Table		*

(1)	Incorporated by reference to Report on Form 8-K filed with the Commission on March 10, 2005
(2)	Incorporated by reference to Definitive Proxy Statement on Form DEF 14A filed with the Commission on December 12, 2005
(3)	Incorporated by reference to Report on Form 8-K filed with the Commission on February 1, 2012
(4)	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on May 26, 1992, Registration No. 33-47283
(5)	Incorporated by reference to Report on Form 8-K filed with the Commission on January 14, 2022

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 4, 2022.

FRANKLIN COVEY CO.

By:	/s/ Paul S. Walker
Name: Paul S. Walker
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul S. Walker and Stephen D. Young, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Whitman	Executive Chairman and Chairman of the Board	February 4, 2022
Robert A. Whitman

/s/ Paul S. Walker	President and Chief Executive Officer	February 4, 2022
Paul S. Walker	(principal executive officer)

/s/ Stephen D. Young	Senior Vice President and Chief Financial Officer	February 4, 2022
Stephen D. Young	(principal financial and accounting officer)

/s/ Anne H. Chow	Director	February 4, 2022
Anne H. Chow

/s/ Craig Cuffie	Director	February 4, 2022
Craig Cuffie

/s/ Dennis G. Heiner	Director	February 4, 2022
Dennis G. Heiner

/s/ Donald J. McNamara	Director	February 4, 2022
Donald J. McNamara

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/s/ Joel C. Peterson	Director	February 4, 2022
Joel C. Peterson

/s/ Nancy Phillips	Director	February 4, 2022
Nancy Phillips

/s/ Derek van Bever	Director	February 4, 2022
Derek van Bever

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